UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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INFINITY PROPERTY AND CASUALTY CORPORATION

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INFINITY PROPERTY AND CASUALTY CORPORATION

3700 Colonnade Parkway

Birmingham, Alabama 35243

Notice of Annual Meeting of Shareholders

and Proxy Statement

To be Held on May 21, 2007

Dear Shareholder:

We invite you to attend our Annual Meeting of Shareholders on May 21, 2007, in Birmingham, Alabama. At the meeting, you will hear a report on our operations and have an opportunity to meet our directors and executives.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how our Board of Directors operates and provides information about the nominees for our Board.

All shareholders are important to us. We want your shares to be represented at the meeting and urge you either to use the electronic voting system, if available to you or through your broker, or to promptly complete and return your proxy form.

Samuel J. Simon
Secretary

Birmingham, Alabama

April     , 2007

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

OF INFINITY PROPERTY AND CASUALTY CORPORATION

Date:	Monday, May 21, 2007

Time:	10:00 a.m., Central Time

Place:	Birmingham Marriott 3590 Grandview Parkway Birmingham, Alabama 35243

Purpose:	• Elect five Class II directors

• Ratify appointment of Ernst & Young LLP as our independent registered public accounting firm

• Amend the Amended and Restated Articles of Incorporation to eliminate the classified Board structure

• Conduct any other business that may properly be raised

Record Date:	March 26, 2007

Mailing Date:	Approximately April 13, 2007

General Information

Who may vote

Shareholders as recorded in our stock register on March 26, 2007, may vote at the meeting. As of that date, we had [                    ] shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter to be considered at the meeting.

How to vote

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

Written Proxy. All shareholders can vote by completing and returning the attached proxy card.

Telephone and Internet Proxy. Some shareholders can also vote by touchtone telephone and/or the Internet. The use of electronic voting via the telephone or the Internet is dependent upon how a shareholder holds shares and, if held through a broker, each shareholder’s particular broker. Please follow the instructions provided on the proxy card if electronic voting is made available to you and if you wish to vote electronically.

How proxies work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals or abstain from voting on any and all matters.

If you sign and return the enclosed proxy card but do not specify how to vote, your shares will be voted in favor of our director candidates, in favor of the ratification of Ernst & Young LLP as our independent registered public accounting firm, and in favor of amending our Amended and Restated Articles of Incorporation to eliminate the classified Board of Directors structure. If any other matters come before the meeting or any postponement or adjournment thereof, each proxy will be voted in the discretion of the individuals named as proxies on the card.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote.

Revoking a proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date (or by recording a later telephone or Internet proxy), by voting in person at the meeting, or by notifying our Corporate Secretary in writing at the address of our principal executive offices as listed on the front page of the proxy statement.

Quorum

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Abstentions and broker non-votes are considered present for purposes of determining whether a quorum is present. Broker non-votes occur when a broker returns a proxy card but does not have authority to vote on a particular proposal.

Vote Tabulation

Votes will be tabulated and the results certified by or under the direction of an Inspector of Elections, who may be an employee of ours.

The five director candidates who receive the greatest number of “for” votes will be elected to serve as Class II directors on the Board. Broker non-votes and abstentions will not affect the results of the election.

The proposal to approve ratification of Ernst & Young LLP as our independent registered public accounting firm must have more votes cast “for” than “against” to be approved. Neither broker non-votes nor abstentions will be counted as votes cast.

A majority of Infinity Property and Casualty Corporation’s (“Infinity” or the “Company”) outstanding shares of common stock must vote “for” the proposal to approve amendment of the Amended and Restated Articles of Incorporation in order for this proposal to pass. Broker non-votes and votes cast “abstain” will have the effect of a vote “against” this proposal.

Proxy Solicitation

Our Board is soliciting your proxy for use at the Annual Meeting of Shareholders and at any adjournment of the Annual Meeting of Shareholders. We will bear the costs of the proxy solicitation, including the reimbursement of banks and brokers for reasonable expenses of sending out our proxy materials to the beneficial owners of our common stock. We have engaged D.F. King & Co., Inc. to assist us in soliciting proxies for a fee of $8,500 plus out-of-pocket expenses. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person, by telephone, by facsimile and by e-mail.

Other Matters

Any other matters considered at the meeting, including postponement or adjournment, will require the affirmative vote of a majority of the votes cast.

Cumulative Voting

In voting to elect directors, shareholders are entitled to cumulate their votes and to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by the shareholder, or to distribute their votes on the same principle among as many candidates as the shareholder so desires. In order to invoke cumulative voting, notice of cumulative voting must be given in writing by a shareholder to our Corporate Secretary at the address as listed on the first page of this proxy statement not less than 48 hours prior to the Annual Meeting. The proxies solicited include discretionary authority to cumulate votes.

Item 1:	Election of Directors

Our Amended and Restated Articles of Incorporation provide that the Board of Directors consists of two classes of directors divided into Class I and Class II. Each class is elected for a two-year term with one class being elected each year. The term of the Class II directors expires at the 2007 Annual Meeting of Shareholders and the term of Class I directors expires at the 2008 Annual Meeting of Shareholders. However, if Item 3 relating to the Amendment of the Amended and Restated Articles of Incorporation to eliminate the classified Board is approved at the 2007 Annual Meeting of Shareholders, the classified Board will be eliminated and the term of office for each director elected at the 2007 Annual Meeting of Shareholders will expire at the next Annual Meeting of Shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Drayton Nabers, Jr. for election and Jorge G. Castro, Samuel J. Simon, Roger Smith and Gregory C. Thomas for re-election to the Board of Directors as Class II directors.

Proxies solicited by the Board will be voted for the election of these nominees. All directors elected at the Annual Meeting of Shareholders will be elected to hold office until the expiration of each elected director’s two-year term. However, if Item 3 is approved, then each of the elected director’s terms shall expire at the next Annual Meeting of Shareholders.

We have no reason to believe that any of the director nominees will be unable or unwilling to serve if elected. However, if any director nominee becomes unavailable or unwilling to serve before the election, your proxy card authorizes us to vote for a replacement nominee if the Board names one.

The Board recommends you vote FOR each of the following nominees:

Nominee	Business Experience
JORGE G. CASTRO Age 49

Elected Director in August 2003; Chief Executive Officer for Lombardia Capital Partners [formerly known as Valenzuela Capital Partners, LLC] since 2003; Chief Executive and Chief Investment Officer of CIC/HCM Asset Management from 1989 to 2003.

DRAYTON NABERS, JR. Age 66

Nominated to Serve as a Director in 2007; Currently serving as an attorney mediator / arbitrator; Chief Justice of the Alabama Supreme Court from 2004 to 2007; Director of Finance for the State of Alabama from 2003 to 2004; Chairman of the Board of Directors of Protective Life Corporation until 2002.

SAMUEL J. SIMON Age 50

General Counsel and Secretary since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various legal and executive capacities with Infinity’s former parent company, American Financial Group, Inc. (“AFG”), since 1986.

ROGER SMITH Age 46

Chief Financial Officer and Treasurer since 2002 and Executive Vice President since 2005; Elected as a Director in December 2003; Served in various executive capacities with Great American Insurance Company, a wholly-owned subsidiary of AFG, since 1987.

GREGORY C. THOMAS Age 59	Elected Director in February 2003; Currently retired after serving until 1996 as Chief Financial Officer and Executive Vice President of Citicasters, Inc. and its predecessor public company.

Directors whose terms are continuing until 2008:

Director	Business Experience
JAMES R. GOBER Age 55

Chief Executive Officer, President and Director since 2002; Elected Chairman of the Board in December 2003; Served in various executive roles within each of Infinity’s insurance company subsidiaries since 1991.

GREGORY G. JOSEPH Age 44	Elected Director in February 2003; Executive Vice President of Joseph Automotive Group since 1990.

HAROLD E. LAYMAN Age 60

Elected Director in August 2003; President and Chief Executive Officer of Blount International, Inc. until 2002; Currently serves on the Board of Directors of Blount International, Inc., GrafTech International, Ltd. and Grant Prideco, Inc. and as the Chairman of the Grant Prideco, Inc. Audit Committee.

SAMUEL J. WEINHOFF Age 56

Elected Director in May 2004; Currently serving as an insurance industry consultant; Currently serves on the Board of Directors of Allied World Assurance Company Holdings, Ltd.; Managing Director and Head of Schroders & Co.’s U. S. Financial Institutions Group, Investment Banking from 1997 through 2000; Managing Director at Lehman Brothers from 1985 to 1997.

Board of Directors and Committees of the Board of Directors

General

Infinity is an Ohio corporation and, therefore, governed by the corporate laws of Ohio. Because our stock is publicly traded on the Nasdaq Global Select Market and we file reports with the Securities and Exchange Commission, we are also subject to Nasdaq rules as well as various provisions of federal securities laws.

Governance of the corporation is placed in the hands of the directors who, in turn, elect officers to manage the business operations. The Board oversees the management of Infinity on your behalf. It reviews Infinity’s long-term strategic plans and exercises direct decision making authority in all major decisions, such as acquisitions, the declaration of dividends and major capital and financing initiatives.

During 2006, the full Board of Directors met on four occasions, while the independent directors met separately two times. During 2006, each director attended all meetings held by the Board of Directors and at least 75% of all meetings held by committees of the Board on which such director served.

Our policy is to require director attendance at annual meetings of shareholders. All directors attended the 2006 Annual Meeting of Shareholders.

The committees of the Board of Directors are the Audit, Compensation, Nominating and Corporate Governance and Executive Committees. The charters of each committee can be found on the Company’s website at www.ipacc.com. The Board of Directors adopted a Code of Ethics, which is also available on our website. A copy of the Code of Ethics will also be provided without charge upon written request sent to our Corporate Secretary at the address shown on the cover page of this proxy statement. To the extent permitted by Nasdaq Marketplace Rule 4350(n), any amendments to or waivers from the Code of Ethics will be posted on our website within four business days after the date of an amendment. Any amendments to or waivers from the Code of Ethics may be disclosed on Form 8-K filed with the SEC either in addition to or in lieu of the website disclosure.

The Board of Directors has adopted a process to facilitate written communications by shareholders to the Board of Directors. Shareholders wishing to write to the Board of Directors or a specified director or committee of the Board should send correspondence to the Corporate Secretary at 3700 Colonnade Parkway, Birmingham, Alabama 35243. All communications received from shareholders are screened by the Corporate Secretary and, other than trivial or obscene items, are forwarded to the full Board of Directors, or to a specific Board member or committee if designated by the shareholder. Trivial items will be delivered to the Board at the next scheduled Board meeting. Anyone who wishes to communicate with a specific Board member or committee should send instructions asking that the material be forwarded to the director or to the appropriate committee chairman.

In 2006, non-employee directors of Infinity received $55,000 per year for serving as directors and as members of committees of the Board. In 2007, non-employee directors of Infinity will receive $80,000 per year for serving as directors and as members of committees of the Board. Pursuant to the Non-Employee Directors’ Stock Ownership Plan approved at the 2005 Annual Meeting, $25,000 of the annual retainer for 2006 was paid and $50,000 of the annual retainer for 2007 will be paid in the form of restricted stock. The Lead Director and Audit Committee Chairman receive an additional $15,000 annual retainer, and chairmen of all other committees receive an additional $5,000 annual retainer. Non-employee directors also receive $1,500 for each director or committee meeting attended. Directors who are employees of Infinity are not separately compensated for serving as directors.

Under the Non-Employee Directors’ Stock Ownership Plan, it is also required that non-employee directors beneficially own, not later than three years after receiving his or her first annual restricted stock award, $90,000 of common stock or three times the then-current cash portion of the annual Board retainer, whichever is less.

The independent directors re-appointed Gregory G. Joseph as the lead independent director on May 23, 2006 to preside at meetings of non-employee directors. The independent members met two times in 2006 without the presence of management directors.

The directors have organized themselves into the committees described below. With the exception of the Executive Committee, each of these committees is composed exclusively of non-employee directors that meet the relevant independence requirements established by the Nasdaq Global Select Market, the Sarbanes-Oxley Act and Securities and Exchange Commission Rule 10A-3 that apply to their particular assignments. The Board of Directors has determined that all nominees for election and all continuing directors, with the exception of Messrs. Gober, Smith and Simon, meet the independence standards of Nasdaq Marketplace Rule 4200(a)(15).

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met two times during 2006 and consists of Gregory G. Joseph (Chairman), Harold E. Layman and Jorge G. Castro. Each member of the Nominating and Corporate Governance Committee is independent as provided under the Nasdaq Marketplace Rules.

The Board of Directors has established a Nominating and Corporate Governance Committee Charter for the Nominating and Corporate Governance Committee, which is available on our website at www.ipacc.com and reviewed annually by the Nominating and Corporate Governance Committee.

Under the terms of its charter, the Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the composition, function and needs of the Board, and the review and development of corporate governance guidelines. In fulfilling its duties, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to be Board members consistent with criteria established by the Board;

•	lead all performance evaluations of the Board or of any Board committee;

•	recommend nominees to the Board for the next annual meeting of shareholders;

•	review the structure of the Board and its committees;

•	consider issues involving related party transactions with directors and members of senior management; and

•	review and establish all matters pertaining to fees and retainers paid to directors.

Directors, members of management, shareholders, or industry or professional organizations may suggest nominees. The Nominating and Corporate Governance Committee is also able to use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for director.

In identifying and considering candidates for nomination to our Board, whether recommended by officers, directors, shareholders or industry or professional organizations, the Nominating and Corporate Governance Committee considers, in addition to the requirements set out in the Nominating and Corporate Governance Committee Charter, quality of experience, the needs of Infinity and the range of talent and experience represented on the Board. The Nominating and Corporate Governance Committee also evaluates the ability of a nominee director to devote the time and attention necessary to fulfill his or her responsibilities. Shareholders desiring to submit recommendations for nominations by the Nominating and Corporate Governance Committee should direct them to the Corporate Secretary at the address shown on the cover page of this proxy statement.

Mr. Weinhoff recommended that the Nominating and Corporate Governance Committee consider nominating Drayton Nabers, Jr. for election to the Board of Directors. After considering the foregoing, the Nominating and Corporate Governance Committee recommended that the Board of Directors nominate the current Class II directors for re-election and Mr. Nabers for election as a Class II director at its February 26, 2007 meeting.

Executive Committee

Our Executive Committee did not meet in 2006. It is composed of James R. Gober (Chairman), Gregory G. Joseph and Samuel J. Weinhoff. This committee has the authority to exercise the power and authority of the Board of Directors between meetings of the Board of Directors, subject to any limitation or limitations imposed by law, the Articles of Incorporation, the Code of Regulations or any resolution of our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of the Compensation Program

The Compensation Committee of the Company’s Board of Directors is responsible for establishing the Company’s compensation philosophy. The Compensation Committee is responsible for establishing the compensation of the Company’s executive officers, which include James R. Gober, Chairman, Chief Executive Officer and President; Roger Smith, Executive Vice President, Chief Financial Officer and Treasurer; and Samuel J. Simon, Executive Vice President, General Counsel and Secretary (herein referred to as the “Executive Officers”). Mr. Gober is responsible for establishing the compensation of John R. Miner, Regional President; Glen N. Godwin, Regional President (Messrs. Miner and Godwin, along with the Executive Officers, are referred to herein as the “NEOs”); and the two remaining Regional Presidents. The Regional Presidents are not officers of Infinity Property and Casualty Corporation but serve as officers of various operating subsidiaries of the Company.

Compensation Philosophy and Objectives

The objectives of the Company’s compensation philosophy are to attract qualified personnel in the recruiting process and to retain, motivate and reward key personnel. Since the Company’s initial public offering of common stock (the “IPO”), and particularly with the sale by AFG of its 38% remaining stake in the Company in December 2003, the Compensation Committee has focused on the dual objectives of retaining the executive teams while motivating them primarily through cash based incentive plans of both short and long-term duration. This is in keeping with the Compensation Committee’s belief that compensation should be designed with sufficient base compensation to be competitive in the market and avoid excessive turnover, yet should also contain a sufficient “at-risk” component so that the Executive Officers will have an incentive to perform at or above expectations.

The Compensation Committee and Mr. Gober believe that the incentive component of compensation should contain both a short and a long-term component. However, the Compensation Committee has not formulated any particular benchmark with respect to the percentage of compensation that should come from each particular component, nor has this Committee established specific targets or benchmarks that are tied to setting compensation for the Executive Officers at any specific percentile within the Company’s peer group or any stock market index. Instead, the Committee and Mr. Gober consider a number of factors when establishing or recommending overall compensation for key personnel. These factors include, but are not limited to: (i) the extent to which corporate performance objectives have been met, (ii) the scope of an individual’s responsibility and ability to influence the Company’s results and strategic initiatives, (iii) performance over a sustained period of time, (iv) the alignment of the interests of management with the Company’s shareholders, (v) the compensation levels and practices of peer group companies and (vi) the level of an individual’s experience, past performance and future potential.

Since the IPO, the Compensation Committee has approved annual incentive bonus plans for the Executive Officers. In 2005, the Compensation Committee adopted a long-term incentive compensation plan that is set to expire on December 31, 2007. The Compensation Committee believes that the Company’s operational performance is guided by two primary factors: combined ratio and growth in written premiums. The Compensation Committee believes that management needs to balance both of these factors in order to obtain optimal performance. Therefore, both the annual and long-term incentive compensation plans for the Executive Officers, as well as the remaining NEOs, contain performance goals based upon combined ratios and growth in written premiums (each measured individually) or upon a combination of these two factors. Additionally, the Compensation Committee believes that earnings per share is an important measure of the financial performance of the Company, as a whole, as well as a significant performance measure for shareholders. As such, the incentive compensation plans for the Executive Officers also contain earnings per share components.

The Compensation Committee and Mr. Gober believe that a greater portion of an Executive Officer’s overall compensation should be equity-based as compared to other key employees. In other words, in order to align the interests of management with the Company’s shareholders, the NEOs should have an ownership stake in the Company. As such, the Board of Directors adopted stock ownership guidelines in July 2006 that stipulate that the Chief Executive Officer should own Company stock equal to three (3) times his or her salary, that each Executive Vice President should own Company stock equal to two (2) times his or her salary, and that each Regional President should own Company stock equal to one (1) times his or her salary. The aforementioned stock ownership guidelines must be met by the latter of July 1, 2011, or within five years of attainment of the officer’s position as Chief Executive Officer, Executive Vice President or Regional President, and shall thereafter be maintained as long as an individual serves in such officer position. Determination of the share value and base salary shall be based on the market value of the shares and the executive’s base salary as of ninety (90) days prior to the date on which compliance is initially required. Non-compliance due to fluctuations in the market price of the shares or an upward adjustment to base salary shall be cured within one hundred twenty (120) days of occurrence unless, in the opinion of the Nominating and Corporate Governance Committee, attaining compliance within such period would create an undue hardship on the officer, in which case a reasonable period for compliance shall be determined by the Nominating and Corporate Governance Committee. Equity in vested but non-exercised stock options and vested restricted shares shall be counted toward satisfying the stock ownership requirements.

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other NEOs, except for compensation that is performance-based under a plan that is approved by the shareholders and that meets certain other technical requirements. It is the policy of the Compensation Committee to periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. With the exception of a portion of compensation related to the vesting of restricted stock awarded in 2003 in connection with the IPO to Mr. Gober, executive compensation for 2006 satisfied the requirements for deductibility under Section 162(m). However, the Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

Principal Guides and Benchmarks Used for Setting Executive Compensation

The Compensation Committee has historically reviewed the compensation offered by the Company’s peer group and its competitors, as well as the Company’s recent performance vis-à-vis its competitors in determining the appropriate level and form of compensation for the Executive Officers. Consistent with the philosophy that substantial compensation for the Executive Officers should be performance based, or “at risk,” base compensation for Messrs. Gober and Simon have been maintained at the levels established at the IPO, while Mr. Smith’s base compensation was adjusted to its current level in 2005. Since that time, except as noted below and in the Summary Compensation Table, any increase in overall compensation for Messrs. Simon and Smith has been achieved through increases in the “base amounts” under annual incentive bonus plans, while Mr. Gober’s bonus base amount has remained at the same level as established at the IPO. In assessing overall compensation levels and practices in 2006, the Compensation Committee analyzed executive pay against the peer group defined by SNL Financial’s Executive Compensation Review, specifically focusing on the following companies: 21st Century Insurance Group; Alfa Corporation; Bristol West Holdings, Inc.; CNA Surety Corporation; The Midland Company; Safety Insurance Group, Inc.; State Auto Financial Corporation; and Zenith National Insurance Corp. For the last two years, the Compensation Committee has reviewed “tally sheets” showing each Executive Officer’s compensation for the most recent fiscal year and for the prior fiscal year. Additionally, the Compensation Committee considered the recommendations of Mr. Gober in establishing compensation packages for the Executive Officers (other than Mr. Gober), and in evaluating the talent, skill, and the potential for further career advancement and management succession plans of the Executive Officers.

2006 Executive Compensation Components

Salary

Minimum salary and bonus targets for each of the NEOs were established pursuant to existing employment contracts. Except for an increase of $21,800 in Mr. Godwin’s salary, there were no salary increases for the NEOs in 2006.

Annual Performance Incentive Plan

The Compensation Committee has generally based the annual incentive bonus plan on the attainment of certain performance goals for three components: earnings per share, combined ratio and growth in gross written premiums. At the 2006 Annual Meeting of Shareholders, the Company’s shareholders approved the 2006 Annual Executive Bonus Plan (the “Executive Bonus Plan”). The Executive Officers are the only participants in the Executive Bonus Plan. Under the Executive Bonus Plan, Mr. Gober has the opportunity to receive up to a maximum of 200% of his contractual annual base salary, with a target of 100% of his contractual annual base salary, and Messrs. Simon and Smith have the opportunity to receive up to a maximum of 120% of their contractual annual base salary, with a target of 60% of their contractual annual base salary. Under the 2006 formula for the Executive Bonus Plan, the weight assigned to each of the three performance measures is as follows: 50% is assigned to earnings per share, 25% is assigned to combined ratio, and 25% is assigned to growth in gross written premiums. Each Executive Officer was subject to the same performance objectives for each of these three components. Since the IPO, the average annual performance incentive payout to each Executive Officer has been 124.9% of the annual target amount.

The remaining NEOs, as well as other Company employees, participate in annual cash bonus plans established by Mr. Gober. These plans provide incentives to employees for reaching, in some cases, certain earnings per share goals and, more generally, performance goals consisting of a combination of both accident year combined ratio and growth in net written premiums. Performance goals for these executives are measured both by corporate-wide performance and performance within an executive’s particular geographic region of responsibility. In 2006, the annual cash bonus targets for Messrs. Miner and Godwin were $300,000 and $150,000, respectively, with maximum payout potential of 204% and 205%, respectively, of the target amount. In 2006, the annual cash bonus components for Messrs. Miner and Godwin were as follows: 20% and 0%, respectively, based upon attainment of earnings per share goals, 30% and 40%, respectively, based upon corporate-wide attainment of a combination of accident year combined ratio and growth in net written premium goals, and 50% and 60%, respectively, based upon attainment of a combination of accident year combined ratio and growth in net written premium goals within the individual NEO’s region.

Prior to 2007, the Company’s Summary Compensation Tables reported annual bonuses paid to the NEOs during the year, as opposed to reporting the bonus payments to be made to the NEOs based upon the Company’s performance for the particular year. For instance, in last year’s proxy statement, the Company reported bonuses paid to the NEOs during 2005, 2004 and 2003 based upon the Company’s performance in 2004, 2003 and 2002, respectively. In the Summary Compensation Tables that follow, the Company is reporting the annual bonus due to the NEOs based upon 2006 performance, whether or not paid in 2006, under the column entitled “Non-Equity Incentive Plan Compensation.” As a result of this change in reporting practice, certain bonus payments made during 2006 and based upon prior years’ performance were not reported in last year’s Summary Compensation Tables and do not appear in the following Summary Compensation Tables. The amounts for Messrs. Gober, Smith, Miner, Simon and Godwin were as follows: $723,800; $197,400; $300,756; $263,200; and $118,935, respectively.

Annual Profit Sharing Bonus

In December 2006, as had been the practice in prior profitable years for the Company and, before its IPO, certain of its operating companies, Mr. Gober approved a discretionary annual profit sharing bonus equivalent to the greater of one-week’s pay or $900 for all full-time employees that had been employed with the Company since January 1, 2006. Mr. Gober excluded himself from participating in this bonus payment.

Long Term Incentive Plans

In 2005 the Compensation Committee adopted a long-term incentive plan (the “2005 LTIP”). Payouts under the 2005 LTIP will be based upon attainment of pre-established combined ratio and growth in gross written premium objectives. Prior to the adoption of the 2005 LTIP, the Compensation Committee, along with the Company, had determined that it would be in the Company’s best interest to move away from the practice of granting stock options as part of its long-term compensation philosophy. As such, the Compensation Committee adopted the 2005 LTIP to supplant the long-term compensation previously offered through stock option grants. The Compensation Committee believed that long-term incentive plans rewarding management for attainment of sustained operational excellence were preferable to stock options, whose value could fluctuate, for better or worse, due to investor preferences, trends within the overall insurance industry, macroeconomic conditions, and other factors over which management is generally unable to exert significant influence.

The 2005 LTIP will terminate on December 31, 2007. Upon termination of the 2005 LTIP, participants will receive 75% of their payout, if any, in 2008, and will receive the remaining 25% of their payout, subject to increase or decrease for development of accident years 2005 through 2007, in 2009. Based upon the Company’s performance through the end of fiscal year 2006, the Company believes that participants in the 2005 LTIP will likely receive a payout at slightly above the target rate of the 2005 LTIP.

In 2006, the only compensation paid to any NEOs under any long-term incentive compensation plan was the result of installment payouts made on a long-term incentive compensation plan established prior to the Company’s IPO. Messrs. Gober and Godwin were the only NEOs to receive compensation under such plan. This plan measured performance of seven of the operating companies organized into two separate performance groups for the years 2000 through 2004. The final installment under this plan became due in the first quarter of 2007.

Stock Options and Equity

In conjunction with its IPO, certain members of management, including the Executive Officers, received grants of restricted stock and stock options. In 2004, the Compensation Committee granted additional stock options to certain members of management, including the NEOs. Since 2004, there have been no grants of stock options or restricted stock made to the NEOs or any other employees of the Company. However, the Compensation Committee is currently evaluating its overall compensation philosophy, particularly with respect to future long-term compensation plans, and may decide to resume granting restricted stock or other forms of equity to members of management, including the NEOs, for future years.

401(k) and Other Retirement Plans

The Company matches employee contributions to the 401(k) plan on a one-to-one basis on the first 3% of a participant’s contributions. NEOs are eligible to receive this benefit. Additionally, the Company has historically made discretionary contributions to the 401(k) plan. In 2006, this discretionary contribution was equal to 3% of an employee’s eligible earnings. The Company made this discretionary contribution during the first quarter of 2007. The Internal Revenue Code limits employer matching and discretionary contributions in 401(k) plans to the first $220,000 of an employee’s annual compensation. The Company maintains a Supplemental Executive Retirement Plan (“SERP”) in which employees, including the NEOs, that earn in excess of $220,000 may participate and to which the Company will provide discretionary contributions in excess of the statutory limit. The Company also maintains a deferred compensation plan in which eligible participants, including the NEOs, may elect to defer between 5% to 80% of his or her base salary during any calendar year period and/or between 10% to 80% of any lump sum bonus payment. The Company does not have a defined benefit retirement plan for its employees, including its NEOs.

Perquisites

It is the Company’s philosophy to limit the type and amount of perquisites that it provides its executives, including its NEOs. As disclosed in the Summary Compensation Tables set forth herein, Messrs. Gober and Godwin received a personal automobile allowance, and Messrs. Gober, Smith and Godwin received automobile and homeowners insurance premiums.

Employment Contracts / Change-in-Control Arrangements

Infinity has employment agreements with the NEOs. Messrs. Simon, Smith, Miner and Godwin’s agreements expire on December 31, 2007, while Mr. Gober’s agreement expires on December 31, 2008. Messrs. Miner and Godwin’s agreements also give the Company the option to extend the term of each agreement for a period of one year from its expiration. The agreements provide for a base salary of at least $550,000 for Mr. Gober, $400,000 for Mr. Simon, $300,000 for Mr. Smith, $203,200 for Mr. Godwin and $350,000 in 2006 and $325,000 in 2007 for Mr. Miner, and a bonus opportunity under a performance-based annual incentive bonus plan. Pursuant to the employment agreements, the annual base bonus target must be equal to at least 50% of Messrs. Simon, Smith and Godwin’s annual salary and 100% of Mr. Gober’s annual salary. Mr. Miner’s agreement provides an annual bonus target equal to $300,000 in 2006 and $250,000 in 2007. Mr. Godwin’s annual bonus target was set at $150,000 for 2006 and 2007.

If Messrs. Gober, Simon, Smith, Miner or Godwin’s employment is terminated by the Company other than for cause, or is terminated by the executive for “good cause,” which includes, among other things, the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of Infinity (including by reason of Infinity becoming a subsidiary, or under the control, of a company not an affiliate of Infinity), the agreements provide that the executive will receive payment of (i) earned but unpaid salary and bonus amounts accrued through the date of termination; (ii) continued payment of his most recent salary for a period of 24 months from the date of termination for Mr. Gober, a lump sum payment equal to two times current base salary for Messrs. Simon and Smith, and a lump sum payment equal to current base salary for Messrs. Miner and Godwin; (iii) payment in a lump sum of two times the target annual bonus then in effect for Messrs. Gober, Simon and Smith, and a lump sum of his target annual bonus then in effect for Messrs. Miner and Godwin; (iv) payment of accrued but unused vacation time and reimbursement of business expenses; (v) 100% vesting of any stock options and an allowance that such options may be exercised within three years of the termination date for Messrs. Gober, Simon and Smith and within ninety days of the termination date for Messrs. Miner and Godwin; (vi) 100% vesting of restricted shares; (vii) immediate conversion to cash of all performance units issued under the 2005 long-term incentive compensation plan and (viii) payment of the executive officer’s life insurance, medical and dental benefits for a period of 18 months after termination for Messrs. Gober, Simon and Smith, and 12 months for Messrs. Miner and Godwin. Additionally, Mr. Gober has agreed not to compete with us or solicit our employees for a period of up to 24 months following certain events of termination.

2007 Executive Compensation Components

For the 2007 fiscal year, the Compensation Committee has engaged Pearl Meyer & Partners (“Pearl Meyer”) to assist it in making compensation decisions for the Executive Officers, in selecting a peer group of companies from which to conduct competitive pay, financial performance, pay-for-performance and pay mix analysis, in developing a long-term incentive compensation package for the Executive Officers and other key employees, in reviewing non-employee director compensation, and to more broadly advise the Compensation Committee in formulating a more comprehensive compensation philosophy. The Compensation Committee engaged Pearl Meyer in early January 2007. In selecting a compensation-consulting firm, the Compensation Committee sought proposals from three compensation-consulting firms. At its December 2006 meeting, the Compensation Committee heard proposals from each of these consulting firms and, after discussing the strengths and weaknesses of each firm, decided to retain Pearl Meyer. Pearl Meyer has not previously conducted any business directly with the Company. In order to obtain insight into the Company’s business model, its compensation philosophy and its historical compensation practices, Pearl Meyer met with each member of the Compensation Committee and each Executive Officer.

At the Compensation Committee’s February 26, 2007 meeting, Pearl Meyer presented its analysis and recommendations, which were extensively discussed amongst the members of the Compensation Committee. In assessing overall compensation levels and practices, Pearl Meyer recommended, and the Compensation Committee concurred, that executive pay be analyzed against the following peer group: 21st Century Insurance Group; Alfa Corporation; Argonaut Group, Inc.; Bristol West Holdings, Inc.; The Commerce Group, Inc.; Erie Indemnity Company; Ohio Casualty Corporation; Philadelphia Consolidated Holding Corp.; ProAssurance Corporation; RLI Corp.; Safeco Corporation; Safety Insurance Group, Inc.; Selective Insurance Group, Inc.; State Auto Financial Corporation; United Fire & Casualty Company; and Zenith National Insurance Corp. This peer group is composed of property and casualty insurance companies with revenues between $500 million to $2 billion and without significant executive ownership, recent financial problems or significant non-insurance business operations. Although Safeco Corporation does not fall within these parameters, it was added to the peer group due to its strong market presence. Currently, the Compensation Committee is in the process of reviewing various compensation vehicles to develop a more comprehensive and integrated compensation philosophy to motivate and retain the Executive Officers in both the short and long term. As such, the Compensation Committee plans to continue developing and refining the existing compensation packages of the Executive Officers throughout 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing the compensation for Infinity’s Executive Officers and for administering Infinity’s equity-based compensation plans. The Compensation Committee met three times during 2006. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as well as the accompanying tables with management, and based on this review and discussion has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Respectfully submitted,

Compensation Committee

Harold E. Layman (Chairman)

Jorge G. Castro

Gregory G. Joseph

Gregory C. Thomas

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c) (1)	Bonus ($) (d) (2)		Stock Awards ($) (e) (3)	Option Awards ($) (f) (4)	Non-Equity Incentive Plan Compensation ($) (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)		All Other Compensation ($) (i)		Total ($) (j)
James R. Gober	2006	$558,800	$0		$13,889	$189,648	$831,187	(5)	$2,199	(6)	$45,886	(7)(8)(9)	$1,641,609
Chief Executive Officer and President

Roger Smith	2006	$304,800	$5,862	(10)	$3,472	$79,560	$213,188		$511	(6)	$22,305	(7)(8)(11)	$629,698
Executive Vice President and Chief Financial Officer

John R. Miner	2006	$352,308	$6,731	(10)	$5,556	$103,620	$282,138	(12)	$2,051	(6)	$29,495	(8)(13)	$781,899
Regional President

Samuel J. Simon	2006	$406,400	$7,815	(10)	$4,861	$98,808	$284,250		$359	(6)	$20,364	(8)(14)	$822,857
Executive Vice President, General Counsel and Secretary

Glen N. Godwin	2006	$218,292	$4,327	(10)	$0	$30,468	$233,150	(15)(16)	$215	(6)	$18,092	(7)(8)(17)	$504,544
Regional President

(1)

In 2005, the Company relocated its principal offices to the present facility. Each relocated employee became subject to an additional 1% income tax imposed by Jefferson County, Alabama. To offset the effect of this additional income tax, each relocated employee, including the Messrs. Gober, Smith, Simon and Godwin, had his or her salary “grossed-up” to offset the effect of this additional income tax.

(2)	Additional information regarding the reporting of prior year bonuses is contained under the heading “Annual Performance Incentive Plan” in the Compensation Discussion and Analysis section.
(3)

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards under the Company’s Restricted Stock Plan and thus may include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s 2006 Annual Report on Form 10-K.

(4)

Includes dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards under the Company’s 2002 Stock Option Plan and thus may include awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 6, Share-Based Compensation, to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s 2006 Annual Report on Form 10-K.

(5)	Includes $179,781 from a long-term incentive compensation plan (“LTIP”) established prior to Infinity becoming a publicly traded company.
(6)	Attributable to above market rate of interest on deferred compensation.
(7)	Includes automobile allowances of [$ ] for Mr. Gober and [$ ] for Mr. Godwin and automobile and homeowners’ insurance premiums of $4,187 for Mr. Gober, $5,886 for Mr. Smith, and $8,358 for Mr. Godwin.
(8)	Includes $6,600 in matching 401(k) contributions.
(9)	Includes $34,414 in supplemental executive retirement contributions.
(10)	Represents discretionary profit sharing bonus made by the Company, as described in the Compensation Discussion and Analysis section.
(11)	Includes $9,819 in supplemental executive retirement contributions.
(12)	$99,000 is payable in 2008 and is subject to adjustment based upon favorable or unfavorable changes to 2006 accident year results
(13)	Includes $22,895 in supplemental executive retirement contributions.
(14)	Includes $13,764 in supplemental executive retirement contributions.
(15)	Includes $26,150 from a long-term incentive compensation plan (“LTIP”) established prior to Infinity becoming a publicly traded company.
(16)	$103,500 is payable in 2008 and is subject to adjustment based upon favorable or unfavorable changes to 2006 accident year results.
(17)	Includes $2,918 in supplemental executive retirement contributions.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant Date (b)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)
James R. Gober	02/07/2006	(1)	$0	$550,000	$1,100,000
Roger Smith	02/07/2006	(1)	$0	$180,000	$360,000
John R. Miner	04/28/2006		$0	$300,000	$612,000
Samuel J. Simon	02/07/2006	(1)	$0	$240,000	$480,000
Glen N. Godwin	04/17/06		$0	$150,000	$307,500

(1)

The Compensation Committee approved the 2006 Annual Executive Bonus Plan on February 7, 2006. The shareholders approved the 2006 Annual Executive Bonus Plan at the Annual Meeting of Shareholders on May 23, 2006.

For Messrs. Gober, Smith and Simon, the incentive compensation is based upon three factors: 50% is based upon the Company’s earnings per share performance, 25% is based upon combined ratio performance, and 25% is based upon growth in gross written premiums performance. On February 26, 2007, the incentive compensation for each of Messrs. Gober, Smith and Simon was determined by the Compensation Committee to be: $651,406, $213,188, and $284,250, respectively. In 2006, the incentive compensation targets for Messrs. Miner and Godwin were $300,000 and $150,000, respectively, with maximum payout potential of 204% and 205%, respectively, of the target amount. For Mr. Miner, 30% of his incentive compensation is based upon a combination of the accident year combined ratio and the net written premium growth for the Company, 50% of his incentive compensation is based upon a combination of the accident year combined ratio and net written premium growth for his region, and 20% of his incentive compensation is based upon the Company’s earnings per share. For Mr. Godwin, 40% of his incentive compensation is based upon a combination of the accident year combined ratio and the net written premium growth for the Company and 60% of his incentive compensation is based upon a combination of the accident year combined ratio and net written premium growth for his region. On February 26, 2007, the incentive compensation for each of Messrs. Miner and Godwin was determined to be $282,138 and $207,000, respectively, of which $183,138 and $103,500 is payable in the first quarter of 2007 to Messrs. Miner and Godwin, respectively, and the remainder of which is payable during the first quarter of 2008 and which is subject to upward or downward adjustment based upon the favorable or unfavorable development of the combined ratio for accident year 2006 during the 2007 calendar year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)		Option Expiration Date (f)
James R. Gober	10,000	15,000	(1)	—	$33.58	(3)	02/13/2014
	60,900	40,600	(2)	—	$16.00	(4)	02/18/2013
Roger Smith	8,000	12,000	(1)	—	$33.58	(3)	02/13/2014
	0	8,120	(2)	—	$16.00	(4)	02/18/2013
John R. Miner	8,000	12,000	(1)	—	$33.58	(3)	02/13/2014
	8,120	16,240	(2)	—	$16.00	(4)	02/18/2013
Samuel J. Simon	8,000	12,000	(1)	—	$33.58	(3)	02/13/2014
	21,924	14,616	(2)	—	$16.00	(4)	02/18/2013
Glen N. Godwin	2,000	3,000	(1)	—	$33.58	(3)	02/13/2014
	2,800	5,600	(2)	—	$16.00	(4)	02/18/2013

(1)	One third of the unvested options vested on February 13, 2007, one third will vest on February 13, 2008 and the remaining third will vest on February 13, 2009.
(2)	One half of the unvested options vested on February 18, 2007 and the remaining half will vest on February 18, 2008.
(3)

The closing price of the Company’s stock on February 13, 2004, the date of grant, was $32.12. $33.58 reflects the closing price of the Company’s stock on February 12, 2004, the day before the date of grant.

(4)

The closing price of the Company’s stock on February 18, 2003, the date of grant, was $16.02. As set forth in the Company’s Form S-1/A filed on February 12, 2003, the Company’s former parent, American Financial Group, agreed, prior to the Company’s initial public offering of common stock, to grant these options at the price of its initial public offering of common stock, $16.00, upon the consummation of the common stock offering.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized On Vesting ($) (e)
James R. Gober	—	—	20,834	$808,776	(1)
Roger Smith	12,180	$277,948	5,209	$202,213	(1)
John R. Miner	16,240	$435,260	8,334	$323,526	(1)
Samuel J. Simon	—	—	7,291	$283,037	(1)
Glen N. Godwin	—	—	—	—

(1)

Shares vested on February 18, 2006. Since the Nasdaq Global Select Market, LLC was closed on February 18, 2006, the value is computed based upon the closing price of the shares on February 21, 2006, the next day on which the Company’s stock traded on the Nasdaq Global Select Market, LLC.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Executive contributions in last FY ($) (b)	Registrant contributions in last FY ($) (c)		Aggregate earnings in last FY ($) (d)		Aggregate withdrawals/ distributions ($) (e)	Aggregate balance at last FYE ($) (f)
James R. Gober	$320,650	$34,414	(1)	$36,484	(2)	$0	$600,901
Roger Smith	$34,980	$9,819	(1)	$8,241	(3)	$0	$165,613
John R. Miner	$75,189	$22,895	(1)	$36,370	(4)	$0	$633,133
Samuel J. Simon	$30,480	$13,764	(1)	$9,928	(5)	$0	$176,352
Glen N. Godwin	$69,273	$2,918	(1)	$2,489	(6)	$0	$78,057

(1)	Amount is included in Column (i), “All Other Compensation,” in the above Summary Compensation Table.
(2)	Includes $2,199 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.
(3)	Includes $511 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.
(4)	Includes $2,051 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.
(5)	Includes $359 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.
(6)	Includes $215 of above-market interest reported in Column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” in the above Summary Compensation Table.

The above table contains data relating to two separate plans. One of these plans is the Deferred Compensation Plan (the “DCP”), effective as of February 19, 2003. Certain members of management, including Messrs. Gober, Smith, Simon, Miner and Godwin, are eligible to participate in the DCP. A participant in the DCP may elect to defer between 5% to 80% of his or her base salary during any calendar year period and/or between 10% to 80% of any lump sum bonus payment. Additionally, participants are not permitted to make a deferral election that would reduce a participant’s paid compensation below the amount necessary to satisfy applicable employment taxes (e.g. FICA/Medicare) on amounts deferred, benefit plan withholding requirements or income tax withholding for compensation that cannot be deferred. Upon making a deferral election, the participant must decide to either defer such compensation until the participant’s termination of employment with the Company or defer such compensation for a period of a certain number of years (a “Fixed Term”). Distributions begin on January 1st or July 1st of a calendar year following the expiration of the participant’s termination of employment or the expiration of a Fixed Term. Pursuant to Section 409A of the Internal Revenue Code, the Company will generally need to wait a minimum of 6 months following termination of employment before making a distribution to a participant. Participants may choose to receive such distributions in a lump sum payment or in quarterly or annual disbursements. During the fourth quarter of each year, the Company uses the effective interest rate on its publicly traded debt to establish the interest rate to be paid on deferred compensation balances for the upcoming year.

The other plan is the Supplemental Executive Retirement Plan (the “SERP”), effective as May 1, 2003. The SERP is a nonqualified deferred compensation plan that is intended to enable eligible employees to receive employer retirement contributions that are precluded by the provisions of the Company’s 401(k) retirement plan or by limitations on compensation which may be considered in making contributions to the Company’s 401(k) retirement plan. Each participant in the SERP directs his or her contributions into one or more of the investment options contained in the Company’s 401(k) retirement plan. Participant returns are dependent upon the performance of the investment options chosen by the participant. No participant may receive a distribution from the SERP prior to the participant’s death or the participant’s resignation, discharge or retirement from the Company. Upon the participant’s death or the participant’s resignation, discharge or retirement from the Company, the participant shall be entitled to a distribution of his or her SERP account balance in the same manner and at the same time as a distribution from the Company’s 401(k) retirement plan.

Employment Contracts / Change-in-Control Arrangements

The following table shows the compensation costs that would result from a termination of an NEO’s employment due to (i) Termination by the Company without Cause or by the NEO for “Good Reason,” (ii) Voluntary Termination by the NEO without “Good Reason” or by the Company with Cause, and (iii) Death or Disability. The calculations used to prepare this table assume that the terminating event occurred on the last day of the Company’s most recently completed fiscal year and that the price per share of common stock is the closing market price as of the date on which the Company’s stock was last actively traded in most recently completed fiscal year. For additional information on the employment contracts of the NEOs, please refer to the Compensation Discussion and Analysis section.

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)		Death or Disability ($) (e)
James R. Gober	Salary	$1,117,600		$0		$1,117,600
	Annual Incentive Bonus	$1,650,000		$0		$1,650,000
	Long-Term Incentive Compensation	$684,781	(1)	$179,781	(1)	$566,948	(1)(2)
	Accelerated Stock-Option Vesting	$1,537,184		$0		$1,537,184	(3)
	Unused Vacation Time	$64,893		$64,893		$64,893
	Life Insurance	$62,510		$0		$0
	Medical Insurance	$12,386		$0		$0
	Dental Insurance	$1,113		$0		$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$46,728		$0		$0

Roger Smith	Salary	$609,600		$0		$609,600
	Annual Incentive Bonus	$540,000		$0		$540,000
	Long-Term Incentive Compensation	$349,000		$0		$267,567	(2)
	Accelerated Stock-Option Vesting	$440,727		$0		$440,727	(3)
	Unused Vacation Time	$3,877		$3,877		$3,877
	Life Insurance	$24,876		$0		$0
	Medical Insurance	$17,608		$0		$0
	Dental Insurance	$1,796		$0		$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$31,488		$0		$0

Name (a)	Benefit (b)	Termination by the Company without Cause or by the Officer for “Good Reason” ($) (c)		Voluntary Termination by Officer without “Good Reason” or Termination by the Company with Cause ($) (d)	Death or Disability ($) (e)
John R. Miner	Salary	$352,308		$0	$352,308
	Annual Incentive Bonus	$600,000		$0	$600,000
	Long-Term Incentive Compensation	$349,000		$0	$267,567	(2)
	Accelerated Stock-Option Vesting	$703,734		$0	$703,734	(3)
	Unused Vacation Time	$22,540		$22,540	$22,540
	Life Insurance	$13,248		$0	$0
	Medical Insurance	$11,739		$0	$0
	Dental Insurance	$1,197		$0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$16,350		$0	$0

Samuel J. Simon	Salary	$812,800		$0	$812,800
	Annual Incentive Bonus	$720,000		$0	$720,000
	Long-Term Incentive Compensation	$349,000		$0	$267,567	(2)
	Accelerated Stock-Option Vesting	$651,132		$0	$651,132	(3)
	Unused Vacation Time	$39,329		$39,329	$39,329
	Life Insurance	$39,632		$0	$0
	Medical Insurance	$17,608		$0	$0
	Dental Insurance	$1,270		$0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$37,584		$0	$0

Glen N. Godwin	Salary	$218,292		$0	$218,292
	Annual Incentive Bonus	$300,000		$0	$300,000
	Long-Term Incentive Compensation	$375,150	(4)	$0	$293,717	(2)(4)
	Accelerated Stock-Option Vesting	$225,814		$0	$225,814	(3)
	Unused Vacation Time	$15,521		$15,521	$15,521
	Life Insurance	$11,670		$0	$0
	Medical Insurance	$11,739		$0	$0
	Dental Insurance	$847		$0	$0
	Payout in Lieu of 401(k) Match and Discretionary Contribution and Supplemental Executive Retirement Plan Contribution	$13,350		$0	$0

(1)	Includes $179,781 in compensation earned under a long-term incentive plan established prior to the Company’s Initial Public Offering.
(2)	Pursuant to the terms of the 2005 Long-Term Incentive Compensation Plan, not the officer’s employment contract.
(3)	Pursuant to the terms of the 2002 Stock Option Plan, not the officer’s employment contract.
(4)	Includes $26,150 in compensation earned under a long-term incentive plan prior to the Company’s Initial Public Offering.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, consideration is given to the limited pool of individuals with the necessary skills to serve as a director of a publicly-traded company and the significant time commitment required of each director, particularly with respect to the enhanced time commitments of those individuals that serve on one or more Board committees, as Chairman of a Board committee and/or as Lead Director.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	All Other Compensation ($) (g)		Total ($) (h)
Jorge G. Castro	$46,500	$25,000	$135	(1)	$71,635
Gregory G. Joseph	$63,500	$25,000	$135	(1)	$88,635
Harold E. Layman	$48,500	$25,000	$135	(1)	$73,635
Gregory C. Thomas	$60,000	$25,000	$135	(1)	$85,135
Samuel J. Weinhoff	$42,000	$25,000	$135	(1)	$67,135

(1)	Includes dividends paid on restricted stock during the restriction period.

Cash Compensation Paid to Board Members

For the fiscal year ended December 31, 2006, each Board member, who is not an employee of the Company (“Non-Employee Directors”), received an annual cash retainer of $30,000. The Chairmen of both the Compensation and the Nominating and Corporate Governance Committees each received an additional annual cash retainer of $5,000. The Chairman of the Audit Committee and the Lead Director each receive an additional annual cash retainer of $15,000. Finally, each Non-Employee Director received a cash payment of $1,500 for each Board or committee meeting attended, whether in person or telephonically. Board members who are employees of the Company are not entitled to cash compensation for their service on the Board or for attending Board or committee meetings.

Equity Compensation Paid to Board Members

As previously disclosed, the equity portion of a non-employee director’s annual retainer has been increased to $50,000 beginning in 2007. The Company has established the Non-Employee Directors’ Stock Ownership Plan (the “Directors Stock Plan”) for the purpose of better aligning the interests of its Non-Employee Directors with the interests of its shareholders by providing a portion of the Non-Employee Directors’ annual compensation in the form of restricted stock. Pursuant to the Directors’ Stock Plan, each Non-Employee Director is entitled to receive a grant of restricted stock on or about June 1st of each year, which vests 6 months after the date of grant. The Directors Stock Plan is designed to award Non-Employee Directors with approximately $25,000 ($50,000 as of June 1, 2007) in restricted stock grants each year. The specific formula for determining the number of shares granted to each director is as follows: $25,000 ($50,000 as of June 1, 2007) divided by the average trading price (defined as the midpoint between the intraday high and low) of the Company’s stock over the five preceding days on which the Company’s stock is traded. Any fractional result is rounded up to the nearest whole number.

In order to further align the Non-Employee Directors’ interests with the interest of the Company’s shareholders, the Directors Stock Plan contains guidelines specifying that each director, within three years of receiving his or her first restricted stock award, should beneficially own Company stock in an amount equal to at least $90,000 or three times the then-current cash portion of the annual Board retainer, whichever is less (the “Share Ownership Target”). The Directors Stock Plan provides that no Non-Employee Director shall dispose of shares received as part of an annual restricted stock grant until that director reaches the Share Ownership Target.

Infinity encourages its Non-Employee Directors to attend director education seminars that are designed to develop skills and strategies for effective service on the Board. As such, it is Infinity’s policy to reimburse its Non-Employee Directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director’s Compensation Table.

Audit Committee

General

The Audit Committee is composed of Gregory C. Thomas (Chairman), Jorge G. Castro and Samuel J. Weinhoff and met four times during 2006. The Audit Committee Chairman met an additional three times with management and/or Ernst & Young for the sole purpose of receiving updates on work being completed pursuant to Section 404 of the Sarbanes-Oxley Act. Each of the Audit Committee members meets the financial literacy requirements under the Nasdaq Marketplace Rules. Gregory C. Thomas, a licensed (non-practicing) certified public accountant and former Chief Financial Officer of a public company, has been designated as the Audit Committee financial expert. All members of the Audit Committee are independent as that term is used in the Nasdaq Marketplace Rules and Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934.

The Audit Committee operates under the Audit Committee Charter. The Audit Committee reviews and assesses the adequacy of the Audit Committee Charter annually, which is available on the Company’s website at www.ipacc.com.

The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements by our outside auditors. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our outside auditor. The Audit Committee also evaluates information received from the outside auditor and management to determine whether the outside auditor is independent of management. The outside accounting firm reports directly to the Audit Committee. Ernst & Young was the outside, independent auditor retained by the Audit Committee for the 2006 fiscal year. Representatives from Ernst & Young will attend the 2007 Annual Meeting of Shareholders and will have an opportunity to make a statement and be available to respond to appropriate questions.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by Infinity concerning accounting, internal accounting controls or auditing matters, and has established procedures for the confidential and anonymous submission by employees of any concerns they may have regarding questionable accounting or auditing matters.

Fees Paid to Independent Auditor

All of the fees provided below were approved by the Audit Committee. Aggregate fees billed by Ernst & Young for the fiscal years ending December 31, 2006 and December 31, 2005 were:

	2006	2005
Audit Fees	$1,258,229	$1,220,180
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

	$1,258,229	$1,220,180

Approval of Audit and Non-Audit Services

The Audit Committee, or its Chairman, pre-approves all audit and non-audit services (including the fees and terms of the services) performed by our independent accountants prior to the time that those services are commenced. The Chairman reports to the full Audit Committee at each of its meetings, and the Audit Committee considers and ratifies, where appropriate, those items that the Chairman properly authorized between meetings. For these purposes, the Audit Committee or its Chairman is provided with information as to the nature, extent and purpose of each proposed service, as well as the approximate timeframe and proposed cost arrangements for that service. No non-audit services were performed by our independent auditors during 2005 or 2006.

The Audit Committee has submitted the following report to shareholders:

REPORT OF THE AUDIT COMMITTEE

On April 25, 2006, the Audit Committee retained Ernst & Young as Infinity’s independent public accountants for fiscal year 2006. On July 25, 2006, the Audit Committee met with representatives of Ernst & Young and Infinity management and reviewed with them the proposed 2006 Audit Plan.

At its meeting on February 26, 2007, the Audit Committee reviewed and discussed with Ernst & Young (with and without management present) and Infinity’s accounting and internal audit officers the results of the 2006 audit, including the audited financial statements and management’s assessment of the effectiveness of the company’s internal controls. The Audit Committee had been kept apprised of the progress of management’s assessment and provided oversight and advice to management during the process. At the conclusion of the process, management presented to the Audit Committee its favorable report on the effectiveness of the company’s internal controls over financial reporting. The Audit Committee then discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380). The Ernst & Young representatives reviewed the written disclosures and letter required by the Independence Standards Board Standard No. 1 regarding independence of public accountants with the Audit Committee and presented their Report on Auditor Independence regarding that matter to the Audit Committee.

During the course of the February 26, 2007 meeting, the Audit Committee also reviewed a draft of the Form 10-K, which had been provided to the Audit Committee in advance of the meeting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that Infinity’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. As part of its deliberations, the Audit Committee determined that Ernst & Young was independent of Infinity.

Respectfully submitted,

Audit Committee

Gregory C. Thomas (Chairman)

Jorge G. Castro

Samuel J. Weinhoff

ITEM 2:	Ratification of Ernst & Young LLP as Infinity’s Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has recommended the selection and appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007. If the selection is not ratified by the shareholders, the Audit Committee may reconsider its selection or decide to continue the engagement of Ernst & Young LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines a change would be in the best interests of Infinity and the shareholders.

The Board recommends you vote

FOR

approval of the ratification of Ernst & Young LLP as

Infinity’s Independent Registered Public Accounting Firm

ITEM 3:	Amend the Company’s Amended and Restated Articles of Incorporation to Eliminate the Classified Board of Directors Structure

The Board of Directors is asking shareholders to amend the Article Fifth of the Company’s Amended and Restated Articles of Incorporation in order to eliminate the current classified structure of the Board of Directors. Currently, the Article Fifth of the Company’s Amended and Restated Articles of Incorporation provides that the Board of Directors be classified into two classes with the number of directors in each class elected to hold office for a two-year term. If shareholders approve this proposal, the classified Board of Directors will be eliminated and the current term of office of each director, including those elected at this 2007 Annual Meeting of Shareholders, will end at the 2008 Annual Meeting of Shareholders. Directors would thereafter be elected for one-year terms at each Annual Meeting of Shareholders beginning at the 2008 Annual Meeting of Shareholders. If this proposal is adopted, any director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy on the Board of Directors would hold office until the next succeeding Annual Meeting of Shareholders. The proposal would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

Background

Classified boards, also known as staggered boards, have been widely adopted and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors because directors elected for multi-year terms are less frequently subject to outside influence, and provide continuity and stability in the management of the business and affairs of a company.

In recent years, an increasing number of companies have taken action to eliminate staggered terms for directors, thereby resulting in an annual election for all directors. Some investors view classified or staggered boards as having the effect of reducing the accountability of directors to shareholders because classified boards do not permit shareholders to evaluate and elect all directors on an annual basis. Some investors also contend that classified or staggered boards can be used as a takeover defense mechanism. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.

Vote Required and Board Recommendation

In order for the amendment to be adopted, the proposal must be approved by the holders of at least a majority of the outstanding shares of the Company’s common stock. If you abstain, your shares will not be voted and the effect will be the same as a vote against the proposal. If your shares are held in street name and you do not instruct your broker on how to vote your shares, your shares may or may not be voted. If your shares are not voted, the effect will be the same as a vote against the proposal. Therefore, it is important that you vote your shares either at the meeting or by proxy.

The proposed amendment to the Amended and Restated Articles of Incorporation is set forth on Appendix A. Additions to the Amended and Restated Articles of Incorporation are shown in double underline and deletions are shown in double strikethrough. If approved, this proposal will become effective upon the filing with and acceptance by the Ohio Secretary of State of a Certificate of Amendment to the Articles of Incorporation, which filing the Company would make in a timely fashion following the 2007 Annual Meeting of Shareholders.

The Board recommends you vote

FOR

approval of amending the Amended and Restated Articles of Incorporation to eliminate the classified board structure.

Security Ownership of Certain Beneficial Owners

The following are the only shareholders we know to beneficially own 5% or more of our outstanding common stock as of December 31, 2006. As permitted under the rules of the Securities and Exchange Commission, information regarding the following shareholders has been obtained from reports filed with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	2,393,700	12.0%

Dimensional Fund Advisors LP (2) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,667,560	8.41%

Barclays Global Investors NA (3) 45 Fremont Street, 17th Floor San Francisco, CA 94105	1,096,435	5.53%

(1)

According to the information contained in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Stock Fund, Inc. (collectively, “Price Associates”) with the Securities and Exchange Commission on February 13, 2007, Price Associates has sole voting power as to 334,000 of these shares and sole dispositive power as to all of these shares. This information is provided as of December 31, 2006. Price Associates expressly denies beneficial ownership of these shares.

(2)

According to the information contained in the Schedule 13G/A filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 9, 2007, Dimensional has sole voting and dispositive power as to all of these shares. This information is provided as of December 31, 2006. Such shares are owned by certain investment companies, commingled group trusts and separate accounts to which Dimensional furnishes investment advise or acts as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(3)

According to the information contained in the Schedule 13G filed by Barclays Global Investors, NA.; Barclays Global Fund Advisors; Barclays Global Investors, LTD; and Barclays Global Investors Japan Limited (collectively, “Barclays”) with the Securities and Exchange Commission on January 23, 2007, Barclays has sole voting power as to 1,034,148 of these shares and sole dispositive power as to all of these shares. This information is provided as of December 31, 2006. Barclays holds these shares in trust accounts for the economic benefit of the beneficiaries of such accounts.

Security Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of common stock by each director and each executive officer and our directors and executives as a group, as of March 26, 2007. Additional information regarding the directors can be found under Item 1: Election of Directors.

Name	Position	Common Stock Subject to Options Exercisable within 60 Days	Other Common Stock Beneficially Owned		Total Common Stock Beneficially Owned
					Amount	Percentage
James R. Gober	Chairman of the Board, Chief Executive Officer and President	96,200	72,179		168,379	*

Samuel J. Simon	Executive Vice President, General Counsel, Secretary and Director	41,232	8,650		49,882	*

Roger Smith	Executive Vice President, Chief Financial Officer, Treasurer and Director	16,060	0		16,060	*

Glen N. Godwin	Regional President	8,600	0		8,600	*

John R. Miner	Regional President	28,240	7,364		35,604	*

Joseph A. Pietrangelo	Regional President	0	8,376		8,376	*

Scott C. Pitrone	Regional President	7,800	408		8,208	*

Jorge G. Castro	Director	5,000	1,379		6,379	*

Gregory G. Joseph	Director	5,000	5,079		10,079	*

Harold E. Layman	Director	5,000	2,879		7,879	*

Drayton Nabers, Jr.	Nominee	0	2,000		2,000	*

Gregory C. Thomas	Director	2,500	3,879		6,379	*

Samuel J. Weinhoff	Director	2,500	3,881	(1)	6,381	*

	All executive officers, directors and nominees as a group (13 persons)				334,206	x.xx	%

(1)	Includes 500 shares held in trust for his son.
*	Less than 1%

Glen N. Godwin, age 49, was appointed as West Regional President in 2005. Mr. Godwin has served in various executive capacities with Infinity since 1987.

John R. Miner, age 46, was elected Central Regional President in 2005. Previously, Mr. Miner served as Executive Vice President for Infinity and in various capacities with Great American Insurance Company, including President of Great American Insurance Company’s personal lines division.

Joseph A. Pietrangelo, age 42, was elected East Regional President in 2005. Mr. Pietrangelo served as Senior Vice President for Infinity and in an executive capacity in our claims division since 1999.

Scott C. Pitrone, age 44, was appointed as South Regional President in 2005. Mr. Pitrone has served in various executive capacities with Infinity since 1993.

Equity Compensation Plan Information

The following table includes information on all of our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued upon Exercise of Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Awarded as Restricted Stock	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plan approved by security holders:
2002 Stock Option Plan	450,016	$23.19	—	1,390,820
2002 Restricted Stock Plan	—	—	134,375	365,625
2005 Non-Employee Directors’ Ownership Plan	—	—	6,895	193,105
Employee Stock Purchase Plan	—	—	—	980,580
Equity Compensation Plans not approved by security holders:
None	—	—	—	—

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission by a specified date. Regulations promulgated by the Securities and Exchange Commission require us to disclose in this proxy statement any reporting violations with respect to the 2006 fiscal year. Based solely upon a review of the applicable filings made with the Securities and Exchange Commission by the officers, directors and greater than 10% shareholders, no reporting person made a late filing under Section 16(a) of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions

Pursuant to the terms of its Charter, our Nominating and Corporate Governance Committee is charged with reviewing and approving transactions involving potential conflict of interests between any director or member of senior management.

In February 2006, as permitted under the Restricted Stock Plan, Messrs. Miner, Pietrangelo and Simon surrendered 3,253; 1,326 and 3,058 shares of Infinity common stock to Infinity, respectively, to satisfy their income tax obligation resulting from the vesting of restricted shares. Infinity recorded this surrender as an acquisition of treasury stock at its fair market value of $296,582, with a fair market value to Messrs. Miner, Pietrangelo and Simon of $126,330, $51,495 and $118,757, respectively.

Shareholder Proposals for Next Year

Any shareholder who intends to submit a proposal for the 2008 Annual Meeting of Shareholders for inclusion in the proxy statement for that meeting may do so in accordance with Securities and Exchange Commission Rule 14a-8 and is advised that the proposal must be received by the Corporate Secretary, at the address located below, no later than December 12, 2007.

For those shareholder proposals which are not submitted in accordance with Rule 14a-8, the designated proxies may exercise their discretionary voting authority, without any discussion of the proposal in our proxy materials, with respect to any shareholder proposal which is received by the Corporate Secretary after February 17, 2007. If there is a change in these deadlines by more than 30 days, we will notify you of the change through our Form 10-Q filings.

APPENDIX A

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

INFINITY PROPERTY AND CASUALTY CORPORATION

[From form prescribed by Ohio Secretary of State]

FIRST: Name of Corporation: Infinity Property and Casualty Corporation

SECOND: Location: Cincinnati, Hamilton County, Ohio.

[Attached to prescribed form]

Third: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 et seq. of the Ohio Revised Code.

Fourth: The maximum number of shares which the Corporation is authorized to have outstanding is Sixty Million (60,000,000), of which:

(i) Fifty Million (50,000,000) shares of no par value per share are to be Common Stock; and,

(ii) Ten Million (10,000,000) shares of no par value per share are to be Preferred Stock.

The Common Stock and Preferred Stock shall have the following respective express terms, and are created on the following terms, respectively:

PART TWO: COMMON STOCK

The shares of Common Stock may be issued at any time or from time to time for such amount of lawful consideration as may be fixed by the Board of Directors.

PART THREE: PREFERRED STOCK

Clause 1. Except as otherwise provided by this Article Fourth or by the amendment or amendments providing for the issue of any series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth, the Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of any and all series thereof theretofore issued, the Ten Million (10,000,000) shares of Preferred Stock hereinabove authorized, as Preferred Stock of one or more series, as hereinafter provided, and for such amount of lawful consideration as shall be fixed from time to time by the Board of Directors. All shares of any one series of Preferred Stock shall have express terms identical with those of other shares of the same series, each series shall be given a distinguishing designation and all series of Preferred Stock shall rank equally and be identical in all respects except as permitted by the provisions of Clause 2 of this Part Two of Article Fourth.

Clause 2. Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Articles of Incorporation (“Articles”) providing for the issue in one or more series of any unissued or treasury shares of Preferred Stock, and to determine, in whole or in part, by the amendment creating each such series of Preferred Stock, the express terms of such series of Preferred Stock, which express terms may include (without limitation) the voting rights, dividend or distribution rights or entitlements, dividend or distribution rate or rates, dividend or distribution payment date or dates, redemption rights and price, sinking fund requirements, conversion or exchange rights and restrictions on issuance of shares of such series, to the fullest extent now or hereafter permitted by the laws of the State of Ohio. Notwithstanding the provisions of any other Article of these Articles, the amendment creating a series of Preferred Stock shall set forth the distinguishing designation and number of shares of such series and may include as the express terms of such series of Preferred Stock the matters set forth in the following subdivisions (a) to (i), inclusive:

(a) The voting rights of such series (which may be full, limited or denied);

(b) The dividend or distribution rights or entitlements of such series (which may be in preference to, on a parity with or junior to the dividend or distribution rights or entitlements of shares of any one (1) or more other series of Preferred Stock);

(c) The dividend or distribution rate or rates of such series (which may be an adjustable or variable rate, which may be cumulative or non-cumulative, which may or may not have further participation rights);

(d) The dividend or distribution payment date or dates of such series;

(e) The price or prices at which shares of such series may be redeemed;

(f) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;

(g) The liquidation rights, preferences and price of such series;

(h) Whether the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments, if any, of the price or rate at which such conversion or exchange may be made; and,

(i) Whether the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights, dividend or distribution rights or entitlements, dividend or distribution rate or rates, dividend or distribution payment date or dates, redemption rights and price, sinking fund requirements, conversion or exchange rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth. Any of the express terms of any series of Preferred Stock may be established as senior to or having a preference over the express terms of any other series of Preferred Stock, whether or not such other series of Preferred Stock is outstanding at the time of adoption of the amendment creating such series of Preferred Stock by the Board of Directors.

Clause 3. Except as otherwise provided in the express terms of any series of Preferred Stock, before any dividends shall be declared or paid upon or set apart for, or distribution made on, the Common Stock and before any sum shall be paid or set apart for the purchase or redemption, by the Corporation or by any subsidiary of the Corporation, of Preferred Stock of any series or for the purchase, by the Corporation or by any subsidiary of the Corporation, of shares of Common Stock, the holders of Preferred Stock of each series shall be entitled to receive, if and when declared by the Board of Directors, dividends or distributions at the rate or rates fixed for such series in accordance with the provisions of this Article Fourth, and no more, from the dividend or distribution payment date of, or next preceding the date of, issue thereof, payable on the payment date or dates fixed from time to time by the Board of Directors.

Clause 4. Upon at least thirty (30) days previous notice given by mail to record holders of Preferred Stock to be redeemed at their respective addresses as they appear on the books of the Corporation and by publication in a newspaper of general circulation in the City of Cincinnati, Ohio, and in a newspaper of general circulation in the Borough of Manhattan, City and State of New York, the Corporation, at its election, by action of its Board of Directors may redeem the whole of the Preferred Stock or of any series thereof or any part of any series thereof by lot or pro rata, at any time or from time to time and at the prices fixed for the redemption of such shares in accordance with the provisions of this Article Fourth (the price so fixed for any series being herein called the redemption price of such series). If the Corporation shall determine to redeem by lot less than all the shares of any series of Preferred Stock, the selection by lot of the shares of such series so to be redeemed shall be conducted by an independent bank or trust company. From and after the date fixed in such notice as the date of redemption, unless default shall be made by the Corporation in providing moneys at the time and place specified for the payment of the redemption price pursuant to such notice, or, if the Corporation shall so elect, from and after a date, which shall be prior to the date fixed as the date of redemption, on which the Corporation shall provide moneys for the payment of the redemption price by depositing the amount thereof in trust for the account of the holders of the Preferred Stock called for redemption with a bank or trust company doing business in the City of Cincinnati, Ohio or in the Borough of Manhattan, City and State of New York, and having capital and surplus of at least Fifty Million Dollars ($50,000,000), pursuant to notice of such election included in the notice of redemption specifying the date on which such deposit will be made, all dividends on the Preferred Stock called for redemption shall cease to accrue and all rights of the holders thereof as shareholders of the Corporation, except the right to receive the redemption price upon presentation and surrender of the respective certificates for the Preferred Stock called for redemption, shall cease and terminate. Without limiting the generality of Article Fifth hereof, the Corporation may, from time to time, purchase the whole of the Preferred Stock or any series thereof, or any part of any series thereof, upon the best terms reasonably obtainable. Preferred Stock of any series redeemed or purchased may in the discretion of the Board of Directors be reissued, at any time or from time to time, as stock of the same or of a different series, or may be canceled and not reissued.

Clause 5. Except as otherwise provided in the express terms of any series of Preferred Stock, after full dividends or distributions as aforesaid upon the Preferred Stock of all series then outstanding shall have been paid for all past dividend or distribution periods, and after or concurrently with making payment of or provision for full dividends or distributions on the Preferred Stock of all series then outstanding for the current dividend or distribution period, then and not otherwise dividends may be declared upon, or distributions may be made on, the Common Stock at such rate as the Board of Directors may determine and no holders of shares of any series of the Preferred Stock, as such, shall, except as otherwise provided in the express terms of any series of Preferred Stock, be entitled to share therein.

Clause 6. If upon any dissolution, liquidation or winding up of the Corporation or reduction of its capital stock, the assets so to be distributed among the holders of the Preferred Stock pursuant to the provisions of this Article Fourth or of the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article Fourth shall be insufficient to permit the payment to such holders of the full preferential amounts aforesaid, then the entire assets of the Corporation shall, except as otherwise provided in the express terms of any series of Preferred Stock, be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amounts to which they are respectively entitled as aforesaid. After payment to the holders of the Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of the Preferred Stock, as such, shall, except as otherwise provided in the express terms of any series of Preferred Stock, have no right or claim to any of the remaining assets of the Corporation and the remaining assets to be distributed, if any, shall be distributed to the holders of the Common Stock.

Clause 7. The term “accrued dividends”, whenever used herein with respect to the Preferred Stock of any series, shall be deemed to mean that amount which would have been paid as dividends or distributions on the Preferred Stock of such series to date had full dividends or distributions been paid thereon at the rate fixed for such series in accordance with the provisions of this Article Fourth, less in each case the amount of all dividends or distributions paid upon the shares of such series and the dividends or distributions deemed to have been paid as provided in Clause 3 of this Part Two of Article Fourth.

Fifth: Until the annual meeting of shareholders in 2008 and as authorized pursuant to the provisions of Ohio Revised Code Section 1701.57, the Board of Directors shall be divided into two classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, it not being required that each class have the same number of members if such is mathematically impossible, with the term of office of one class expiring each year. Directors of the first class (“Class I Directors”) shall be elected to hold office for a term expiring at the annual meeting of the Corporation's shareholders held in 2004, and Directors of the second class (“Class II Directors”) shall be elected to hold office for a term expiring at the annual meeting of the Corporation's shareholders held in 2005. Thereafter, at each annual meeting of shareholders, the successors to the class of Directors whose term shall then expire shall be elected to hold office for a term expiring at the second succeeding annual meeting of the Corporation's shareholders after such election. In the event of any increase in the number of Directors of the Corporation, the additional Directors shall be so classified that all classes of Directors shall be increased equally as nearly as may be possible, it not being required that each class have the same number of members if such is mathematically impossible. In the event of any decrease in the number of Directors of the Corporation, all classes of Directors shall be decreased equally as nearly as may be possible, it not being required that each class have the same number of members if such is mathematically impossible.

The term of each director elected at or after the annual meeting of shareholders in 2007, whether elected at a meeting of the shareholders or to fill a vacancy in the Board of Directors arising for any reason, including an increase in the size of the Board of Directors, shall end at the first annual meeting of shareholders following his or her election. Commencing with the annual meeting of shareholders in 2008, the classification of the Board of Directors provided for in the first paragraph of this Article Fifth shall cease to be effective, and all directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office.

Sixth: This Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares, whether of Common Stock (subject to Clause 3 of Part Two of Article Fourth) or of Preferred Stock, at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.

Seventh: No holder of any shares of this Corporation shall have any preemptive rights to subscribe for or to purchase any shares of this Corporation of any class, whether such shares or such class be now or hereafter authorized, or to purchase or subscribe for any security convertible into or exchangeable for shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

Eighth: The provisions of Ohio Revised Code Section 1701.831 or any successor provisions relating to control share acquisitions shall not be applicable to this Corporation.

Ninth: The provisions of Ohio Revised Code Chapter 1704 or any successor provisions relating to transactions involving interested shareholders shall not be applicable to this Corporation.

Tenth: The private property of the shareholders of the Corporation shall not be subject to the payment of debts or other obligations or liabilities of the Corporation to any extent whatever.

Eleventh: The affirmative vote of shareholders entitled to exercise a majority of the voting power of the Corporation shall be required to amend these Articles, to approve mergers and to take any other action which by law must be approved by a specified percentage of all outstanding shares entitled to vote or of the voting power of the Corporation.

INFINITY PROPERTY AND CASUALTY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 21, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

The undersigned Shareholder(s) of INFINITY PROPERTY AND CASUALTY CORPORATION (the “Company”) hereby constitutes and appoints James R. Gober and Samuel J. Simon, and each of them, agents and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 21, 2007, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all nominees listed and FOR Proposals 2 and 3. If cumulative voting is invoked by a shareholder through proper notice to the Company, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable.

The undersigned revokes any prior proxy at such meeting and ratifies all said agents and proxies, or any of them, may lawfully do by virtue hereof. Receipt of Notice of Annual Meeting of Shareholders and Proxy Statement is hereby acknowledged.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

INFINITY PROPERTY AND CASUALTY CORPORATION

May 21, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE    ☒

						FOR	AGAINST	ABSTAIN
Proposal 1. Election of five Class II directors.
NOMINEES:
☐	FOR ALL NOMINEES	☐ Jorge G. Castro ☐ Drayton Nabers, Jr. ☐ Samuel J. Simon ☐ Roger Smith ☐ Gregory C. Thomas		Proposal 2.	Ratify appointment of Ernst & Young LLP as Infinity’s independent registered public accounting firm.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			Proposal 3.	Amend the Amended and Restated Articles of Incorporation to eliminate the classified Board structure	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)			In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.